CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CNA FINANCIAL CORPORATION

CNAF Financial Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of CNA Financial Corporation (“Corporation”) resolutions were duly adopted setting forth proposals to be submitted to the stockholders of the Corporation at the annual meeting including a proposal for the approval of amendment to the Certificate of Incorporation of said Corporation providing for expansion of the exculpation provision, as permitted by Delaware General Corporation Law.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the following resolution:

RESOLVED, that the stockholders of CNA Financial Corporation approve an amendment to the Certificate of Incorporation to amend and restate Article THIRTEENTH, which shall read in its entirety as follows: “THIRTEENTH: No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such an exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as presently in effect or as the same may hereafter be amended. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. The provisions of this Article THIRTEENTH shall not be deemed to limit or preclude indemnification of a director or officer of the Corporation for any liability which has not been limited by the provisions of this Article THIRTEENTH.”

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Stathy Darcy, its Senior Vice President, Deputy General Counsel and Secretary and attested to by Assistant Vice President and Assistant Secretary, this 1st day of May, 2024.

ATTEST:                         CNA FINANCIAL CORPORATION

/s/ Kathleen Sulikowski                     /s/ Stathy Darcy
_____________________                     _______________________
Kathleen Sulikowski                     Stathy Darcy
Assistant Vice President &                 Senior Vice President, Deputy General Counsel &
Assistant Secretary                     Secretary